UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

HILLSTREAM BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

HILLSTREAM BIOPHARMA, INC.

1200 Route 22 East, Suite 2000

Bridgewater, NJ 08807

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 8, 2022

Dear Stockholders:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Hillstream BioPharma, Inc. (the “Company,” “we,” “us,” or “our”) to consider and act upon the following matters:

1	To elect four (4) members to our Board of Directors;

2	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Company’s Board of Directors has fixed the close of business on June 15, 2022 as the record date for a determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance of the Annual Meeting to our stockholders. Registration and seating will begin at 8:30 a.m. EST. Shares of common stock can be voted at the Annual Meeting only if the holder thereof is present in person or by valid proxy.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting, If you do not plan on attending the Annual Meeting, please vote, date and sign the enclosed proxy and return it in the business envelope provided. Even if you do plan to attend the Annual Meeting, we recommend that you vote your shares at your earliest convenience in order to ensure your representation at the Annual Meeting. Your vote is very important.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on August 8, 2022 at 9:00 a.m. EST at the Company’s office located at 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807.

The proxy statement and annual report to stockholders are available at

www.annualgeneralmeetings.com/hillstream.

By the Order of the Board of Directors

/s/ Randy Milby
Randy Milby
Chairman of the Board of Directors and Chief Executive Officer

Dated: June 16, 2022

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if your desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

HILLSTREAM BIOPHARMA, INC.

1200 Route 22 East, Suite 2000

Bridgewater, NJ 08807

PROXY STATEMENT FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 8, 2022

The Board of Directors (the “Board” or “Board of Directors”) of Hillstream BioPharma, Inc. (“Hillstream” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s office located at 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807, on August 8, 2022, at 9:00 a.m. EST, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the Internet.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our beneficial owners and stockholders of record access to our proxy materials over the Internet. Beneficial owners are stockholders whose shares of our common stock are held in the name of a broker, bank or other agent (i.e., in “street name”). Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about June 16, 2022 to our beneficial owners and stockholders of record who owned our common stock at the close of business on June 15, 2022. Beneficial owners and stockholders of record will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. Beneficial owners and stockholders of record who have previously requested to receive paper copies of our proxy materials will receive paper copies of the proxy materials instead of a Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I Receive a Notice of Internet Availability of Proxy Materials in the Mail instead of a Full Set of Proxy Materials?

We are pleased to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to our stockholders of record a Notice of Internet Availability of Proxy Materials. Instructions on how to access the proxy materials over the Internet free of charge or to request a paper copy may be found in the Notice. Our stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically will remain in effect until the stockholder changes its election.

What Does it Mean if I Receive More than One Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

How do I attend the Annual Meeting?

The Annual Meeting will be held on August 8, 2022, at 9:00 a.m. EST at the Company’s office located at 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807. Information on how to vote in person at the Annual Meeting is discussed below.

Who May Attend the Annual Meeting?

Only record holders and beneficial owners of our common stock, or their duly authorized proxies, may attend the Annual Meeting. If your shares of common stock are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the Record Date (as defined herein).

Who is Entitled to Vote?

The Board has fixed the close of business on June 15, 2022 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. On the Record Date, there were 11,604,970 shares of common stock outstanding. Each share of common stock represents one vote that may be voted on each proposal that may come before the Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner (Holding Shares in Street Name)?

If your shares are registered in your name with our transfer agent, Pacific Stock Transfer, Inc., you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

What am I Voting on?

There are two matters scheduled for a vote:

1.	To elect four (4) members to our Board of Directors; and

2.	To ratify the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How Do I Vote?

Stockholders of Record

For your convenience, record holders of our common stock have three methods of voting:

1.	Vote by Internet. The website address for Internet voting is on your proxy card.

2.	Vote by mail. Mark, date, sign and promptly mail the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).

3.	Vote in person. Attend and vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name

For your convenience, beneficial owners of our common stock have three methods of voting:

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.

2.	Vote by mail. Mark, date, sign and promptly mail your vote instruction form (a postage-paid envelope is provided for mailing in the United States).

3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the Annual Meeting.

If you vote by Internet, please DO NOT mail your proxy card.

All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as the Board recommends on each of the enumerated proposals, with regard to any other matters that may be properly presented at the Annual Meeting and on all matters incident to the conduct of the Annual Meeting. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. If you are a street name stockholder and wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How Many Votes do I Have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on the Record Date.

Is My Vote Confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What Constitutes a Quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote as of the Record Date, are represented in person or by proxy. Thus, 5,802,486 shares must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by us are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting.

How Will my Shares be Voted if I Give No Specific Instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	“FOR” the election of each of the four (4) members to our Board of Directors; and

2.	“FOR” the ratification of the appointment of Mayer Hoffman McCann P.C., as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

This authorization would exist, for example, if a stockholder of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the proxy.

If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

How are Votes Counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of directors, “FOR,” “WITHHOLD” and broker non-votes; and, with respect to the other proposals, votes “FOR” and “AGAINST,” abstentions and broker non-votes.

What is a Broker Non-Vote?

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. If you sign your proxy card but do not provide instructions on how your broker should vote on “routine” proposals, your broker may vote your shares as recommended by the Board. If you do not provide voting instructions, your shares will not be voted on any “non-routine” proposals. This vote is called a “broker non-vote.” Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, broker non-votes will not be included in the tabulation of the voting results of any of the proposals and, therefore, will have no effect on these proposals.

Brokers cannot use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please submit your vote instruction form so your vote is counted.

What is an Abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Delaware law, abstentions are counted as shares present and entitled to vote at the Annual Meeting. However, our Bylaws provide that an action of our stockholders (other than the election of directors) is only approved if a majority of the number of shares of stock present and entitled to vote thereat vote in favor of such action.

How Many Votes are Needed for Each Proposal to Pass?

Proposal	Vote Required
Election of each of the four (4) members to our Board of Directors	Plurality of the votes cast (the four (4) directors receiving the most “FOR” votes)

Ratification of the appointment of Mayer Hoffman McCann P.C. as our independent registered public accounting firm for our fiscal year ending December 31, 2022	A majority of the votes entitled to vote thereon and present at the Annual Meeting

What Are the Voting Procedures?

In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees, or withhold your votes as to specific nominees. With regard to other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote at any time before your proxy is voted by giving written notice to the Secretary of Hillstream, by delivering a properly completed, later-dated proxy card or vote instruction form or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Hillstream BioPharma, Inc., 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807. Your most current proxy card or Internet proxy is the one that will be counted.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in forwarding solicitation materials.

Do I Have Dissenters’ Rights of Appraisal?

Our stockholders do not have appraisal rights under Delaware law or under our governing documents with respect to the matters to be voted upon at the Annual Meeting.

How can I Find out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are Stockholder Proposals Due for the 2023 Annual Meeting?

Any appropriate proposal submitted by a stockholder and intended to be presented at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) must be submitted in writing to our Secretary at Hillstream BioPharma, Inc.,1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807, and received no earlier than May 10, 2023 and no later than June 9, 2023 to be includable in our proxy statement and related proxy for the 2023 Annual Meeting. However, if the date of the 2023 Annual Meeting is convened more than 30 days before, or delayed by more than 60 days after, August 8, 2023, to be considered for inclusion in proxy materials for our 2023 Annual Meeting, a stockholder proposal must be submitted in writing to our Secretary at Hillstream BioPharma, Inc., 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807 and received no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement, or to vote against, stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Do the Company’s Officers and Directors have an Interest in Any of the Matters to Be Acted Upon at the Annual Meeting?

Members of the Board have an interest in Proposal 1, the election to the Board of the four (4) director nominees set forth herein. Members of the Board and executive officers of Hillstream do not have any interest in Proposal 2, the ratification of the appointment of the Company’s independent registered public accounting firm.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.

Board Composition and Leadership Structure

The Company does not have a formal policy regarding the separation of its Chair and Chief Executive Officer positions. Randy Milby serves as Chairman of the Board and Chief Executive Officer of the Company. Due to the size of our Company, we believe that this structure is appropriate. We believe that the fact that three of the four members of the Board are independent reinforces the independence of the Board in its oversight of our business and affairs, and provides for objective evaluation and oversight of management’s performance, as well as management accountability. Furthermore, the Board believes that Mr. Milby is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy. In addition, the Board believes that the combined role of Chairman and Chief Executive Officer strengthens the communication between the Board and management. Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Milby is best positioned to chair Board meetings and ensure that key business issues and risks are brought to the attention of our Board. We therefore believe that the creation of a lead independent director position is not necessary at this time.

Board’s Role in Risk Oversight

Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at periodic Board of Director meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of major financial risk exposures, internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Compensation Committee assists our Board of Directors in assessing risks created by the incentives inherent in our compensation policies. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of corporate, legal and regulatory risk.

Director Independence

Our common stock is listed on The Nasdaq Capital Market. Under the rules of the Nasdaq Stock Market, independent directors must constitute a majority of a listed company’s Board of Directors. In addition, the rules of the Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation, Compensation Committee and Nominating and Corporate Governance Committee must be an “independent director.” Under the rules of the Nasdaq Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, compensation committee members must not have a relationship with the listed company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that Leonard Mazur, Lynne Bui and Sireesh Appajosyula three of our four incumbent directors, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the Nasdaq Stock Market. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each directors’ business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and any affiliates.

Committee of our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, copies of which are available without charge on our website at www.hillstreambio.com. In addition from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee

Our Audit Committee is responsible for, among other things:

●	approving and retaining the independent auditors to conduct the annual audit of our financial statements;

●	reviewing the proposed scope and results of the audit;

●	reviewing and pre-approving audit and non-audit fees and services;

●	reviewing accounting and financial controls with the independent auditors and our financial and accounting staff;

●	reviewing and approving transactions between us and our directors, officers and affiliates;

●	establishing procedures for complaints received by us regarding accounting matters;

●	overseeing internal audit functions, if any; and

●	preparing the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our Audit Committee consists of Lynne Bui and Leonard Mazur, with Leonard Mazur serving as chair. As permitted under the applicable rules and regulations of the SEC and Nasdaq, we intend to phase in compliance with the Audit Committee composition requirements prior to the end of the one-year transition period. Our Board of Directors has determined that Lynne Bui and Leonard Mazur each meet the definition of “independent director” under Nasdaq rules, and that they meet the independence standards under Rule 10A-3 of the Exchange Act. Each member of our Audit Committee meets the financial literacy requirements of Nasdaq. In addition, our Board of Directors has determined that Leonard Mazur qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

●	reviewing and recommending the compensation arrangements for management, including the compensation for our Chief Executive Officer;

●	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administering our stock incentive plans; and

●	preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Our Compensation Committee consists of Lynne Bui and Leonard Mazur, with Leonard Mazur serving as chair. Our Board of Directors has determined that Lynne Bui and Leonard Mazur are each independent directors under Nasdaq rules.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	nominating members of the Board of Directors;

●	developing a set of corporate governance principles applicable to our Company; and

●	overseeing the evaluation of our Board of Directors.

Our Nominating and Corporate Governance Committee consists of Lynne Bui and Sireesh Appajosyula, with Sireesh Appajosyula serving as chair. Our Board of Directors has determined that Lynne Bui and Sireesh Appajosyula are each independent directors under Nasdaq rules.

Scientific Advisory Board

We are supported by members of our Scientific Advisory Board who provide advice and guidance in their respective fields of expertise from pre-clinical to clinical development. Our Scientific Advisory Board is currently composed of the following members who receive compensation in a combination of cash and options to purchase shares of our common stock:

Donald Kufe, MD – Chair of the Scientific Advisory Board; Dana-Farber Cancer Institute/Harvard University

Kwok-Kin Wong, MD, PhD – New York University School of Medicine

Paul Richardson, MD – Dana-Farber Cancer Institute/Harvard University

Surender Kharbanda, PhD - Dana-Farber Cancer Institute

Joseph Paul Eder, MD – Yale University/Yale Cancer Center

David Weaver, PhD – FemtoDx

Richard Stone, MD – Dana-Farber Cancer Institute

Jonathan Rayner, PhD – University of South Alabama

Scott Dixon, PhD – Stanford University

Harpal Singh, PhD – Indian Institute of Technology Delhi

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is filed as an exhibit to our Annual Report on Form 10-K and is posted on our website, www.hillstreambio.com. We intend to post on our website all disclosures that are required by law or Nasdaq rules concerning any amendments to, or waivers from, any provision of the code.

Anti-hedging

As part of our Insider Trading Policy, all of our officers, directors, employees and consultants and family members or others sharing a household with any of the foregoing or that may have access to material non-public information regarding our Company are prohibited from engaging in short sales of our securities, any hedging or monetization transactions involving our securities and in transactions involving puts, calls or other derivative securities based on our securities. Our Insider Trading Policy further prohibits such persons from purchasing our securities on margin, borrowing against any account in which our securities are held or pledging our securities as collateral for a loan unless pre-cleared by our Insider Trading Compliance Officer. As of December 31, 2021, none of our directors or executive officers had pledged any shares of our common stock.

Family Relationships

There are no family relationships among our directors and executive officers.

Arrangements between Officers and Directors

Except as set forth herein or in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, to our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which such officer or director was selected to serve as an officer or director of the Company.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Board and Committee Meetings and Attendance

The Board of Directors and its committees will meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During the 2021 fiscal year, the Board of Directors did not hold any meetings. As a result of the formation of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee upon the consummation of our initial public offering on January 14, 2022, such committees did not hold any meetings during the 2021 fiscal year. The independent members of the Board of Directors will also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.

Board Attendance at Annual Stockholders’ Meeting

We invite and encourage each member of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of our annual meetings of stockholders by the members of our Board of Directors.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chair) may do so by letters addressed to:

Hillstream BioPharma, Inc.

c/o Secretary

1200 Route 22 East, Suite 2000

Bridgewater, NJ 08807

All communications by letter addressed to the attention of our Secretary will be reviewed by the Secretary and provided to the members of the Board of Directors unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors.

Director Nomination Process

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee considers candidates submitted by a variety of sources (including incumbent directors, stockholders, management and third party search firms) when reviewing candidates to fill vacancies and/or expand the Board. If a vacancy arises or the Board decides to expand its membership, the Nominating and Corporate Governance Committee will ask each director to submit a list of potential candidates for consideration. The Nominating and Corporate Governance Committee will also consider potential nominees submitted by stockholders in accordance with the procedures set forth in the Company’s Bylaws and other processes adopted from time to time for submission of director nominees by stockholders or potential nominees submitted by management. If the Nominating and Corporate Governance Committee deems it necessary, it may also retain an independent third party search firm to provide potential candidates. The Nominating and Corporate Governance Committee has the sole authority to approve the search firm’s fees and other retention terms.

The Nominating and Corporate Governance Committee will also consider potential nominees submitted by stockholders as required under applicable securities laws. The Nominating and Corporate Governance Committee then evaluates each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether he/she is potentially qualified to serve on the Board. The Nominating and Corporate Governance Committee seeks to identify and recruit the best available candidates and intends to evaluate qualified stockholder nominees on the same basis as those submitted by Board members, management, third party search firms or other sources.

Under the Company’s Bylaws, stockholders wishing to suggest a candidate for director must write to the Company’s Secretary. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2023 annual meeting, the recommendation must be received by our Secretary at our principal executive offices in accordance with our procedures detailed in the section entitled “When are Stockholder Proposals Due for the 2023 Annual Meeting?”

Such submissions must state, among other things: (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (or any successor thereto) and Rule 14a-11 thereunder (or any successor thereto) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (B) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, (C) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; and (E) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors.

Director Qualifications

Our Board of Directors is responsible for identifying, considering and recommending candidates to the Board of Directors for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.

Our Board of Directors encourages selection of directors who will contribute to the Company’s overall corporate goals. Individual directors may from time to time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as breadth of experience, knowledge about our business and industry, willingness and ability to devote adequate time and effort to the Board of Directors, ability to contribute to the Board of Directors’ overall effectiveness, and the needs of the Board of Directors and its committees. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board of Directors, the Board of Directors considers these factors in the light of the specific needs of the Board of Directors at that time.

A director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. There are no limits term that may be served by a director; however, in connection with evaluating recommendations for nomination for reelection, the Board of Directors considers director tenure. We value diversity on a company-wide basis but have not adopted a specific policy regarding Board diversity.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect four (4) directors to hold office until the 2023 Annual Meeting. Directors are elected by a plurality of votes cast by stockholders. In the event the nominees are unable or unwilling to serve as directors at the time of the Annual Meeting, the proxies will be voted for any substitute nominees designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board will be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as directors if elected.

Assuming a quorum is present, the four (4) nominees receiving the highest number of affirmative votes of shares entitled to be voted for such persons will be elected as directors of the Company to serve for a one-year term. Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holder intends to vote all proxies received by him in such a manner as will ensure the election of the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holder.

Information with Respect to Director Nominees

Listed below are the current directors who are nominated to hold office until their successors are elected and qualified, and their ages as of June 15, 2022.

Name	Age	Position
Randy Milby	69	Chief Executive Officer and Chairman of the Board of Directors
Leonard Mazur	77	Director
Lynne A. Bui, MD	51	Director
Sireesh Appajosyula	46	Director

The business background and certain other information about our directors is set forth below.

Randy Milby

Randy Milby has served as our Chief Executive Officer and Chairman of our Board of Directors since inception in 2017. Mr. Milby is an experienced biopharmaceutical executive and served as the Chief Executive Officer and member of the board of directors at CorMedix Inc., a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of inflammatory and infectious diseases, from May 2012 to December 2012 and from January 2013 until September 2016, respectively. Mr. Milby has served in various other positions including, but not limited to, Global Business Director – BioMedical and Global Business Director – Applied BioSciences of DuPont de Nemours, Inc.; Global Marketing Director of DuPont Crop Protection; Securities Analyst, Investment Research, Biotechnology of Goldman Sachs; and Senior Director of DuPont Merck Pharmaceuticals. Mr. Milby received his BS in pharmacy from The University of Kansas and his MBA in finance/marketing from Washington University in St. Louis – Olin Business School. We believe Mr. Milby is qualified to serve as a member of our Board of Directors because of his extensive experience in the biotechnology industry.

Leonard Mazur

Leonard Mazur has served as a member of our Board of Directors since July 2021. In addition, since September 2014, Mr. Mazur has served as Executive Chairman of the board of directors and Secretary of Citius Pharmaceuticals, Inc. (Nasdaq: CTXR) (“Citius”). Mr. Mazur also serves as the Secretary of Citius’ majority-owned subsidiary, NoveCite, Inc. Mr. Mazur is the co-founder and Vice Chairman of Akrimax Pharmaceuticals, LLC (“Akrimax”), a privately held pharmaceutical company specializing in producing cardiovascular and general pharmaceutical products. Akrimax was founded in September 2008 and has successfully launched prescription drugs while acquiring drugs from major pharmaceutical companies. From January 2005 to May 2012, Mr. Mazur co-founded and served as the Chief Operating Officer of Triax Pharmaceuticals LLC (“Triax”), a specialty pharmaceutical company producing prescription dermatological drugs. Prior to joining Triax, he was the founder and, from 1995 to 2005, Chief Executive Officer of Genesis Pharmaceutical, Inc. (“Genesis”), a dermatological products company that marketed its products through dermatologists’ offices as well as co-promoting products for major pharmaceutical companies. In 2003, Mr. Mazur successfully sold Genesis to Pierre Fabre, a leading pharmaceutical company. Mr. Mazur has extensive sales, marketing and business development experience from his tenures at Medicis Pharmaceutical Corporation as Executive Vice President, ICN Pharmaceuticals, Inc. as Vice President, Sales and Marketing, Knoll Pharma (a division of BASF), and Cooper Laboratories, Inc. Mr. Mazur is a member of the Board of Trustees of Manor College, is a recipient of the Ellis Island Medal of Honor and was previously the chairman of the board of directors of LMB, Citius’ wholly-owned subsidiary. Mr. Mazur received both his B.A. and M.B.A. from Temple University and has served in the U.S. Marine Corps Reserves. We believe Mr. Mazur is qualified to serve as a member of our Board of Directors because of his extensive experience in the biotechnology industry.

Lynne A. Bui MD

Lynne Bui has served as a member of our Board of Directors since July 2021. In addition, since June 2017, she has served as President, Chief Executive Officer and a member of the board of directors of Khloris Biosciences, Inc., a biotechnology company dedicated to revolutionizing medical treatment and prevention of cancer and other diseases. Dr. Bui is a board-certified hematologist oncologist, seasoned entrepreneur, angel investor and drug developer, having unparalleled experience in basic, translational and clinical research spanning over 15 years with direct patient care and leading clinical development programs from preclinical IND enabling studies to Phase 1 to 3 registration studies for multiple approved drugs, including cabozantinib, carfilzomib and enzalutamide. In addition, she has held senior level positions at Exelixis, Inc., Onyx Pharmaceuticals (acquired by Amgen Inc.) and Intellikine, Inc. (acquired by Millennium/Takeda in 2012) and has served as Chief Medical Officer and clinical development lead for multiple biotechnology and pharmaceutical companies. She has experience with small molecules, antibodies, dendritic cell vaccines, gene therapies, embryonic stem cells, and cell therapies. As a clinician, Dr. Bui has previously been clinical attending at Stanford Hospital and UCLA Medical Center, and is the Founder and Chairman of Global Cancer Research Institute (“GCRI”), a community-based hematology/oncology clinical practice and clinical trial site. She is also the Founder and Chairman of GCRI Foundation, a non-profit organization dedicated to funding clinical research in cancer; and a former Fellow of the Leukemia & Lymphoma Society, Lymphoma Research Foundation and Howard Hughes Medical Institute. Dr. Bui received her B.A. in molecular and cell biology, with an emphasis in neurobiology from University of California, Berkeley and her M.D. from the David Geffen UCLA School of Medicine. We believe Dr. Bui is qualified to serve as a member of our Board of Directors because of her extensive clinical and industry experience.

Sireesh Appajosyula

Sireesh Appajosyula has served as a member of our Board of Directors since July 2021. Since April 2020, he has served as SVP, Corporate Development and Operations of 9 Meters Biopharma, Inc. (Nasdaq: NMTR) (“9 Meters”), a company focused on rare and unmet needs in gastrointestinal patient populations developing compounds with unique gastrointestinal biology, and since 2018 he has served as Managing Member of Highpoint Pharmaceuticals, LLC, a pharmaceutical research and development company. In addition, since 2015, Mr. Appajosyula has served as Managing Partner of Channel BioConsulting, LLC, a company that assists in enhancing search and evaluation efforts for complementary assets to be added to existing portfolios of biopharmaceutical companies. Prior to joining 9 Meters, Mr. Appajosyula spent approximately 8 years at Salix Pharmaceuticals, Inc. (“Salix”) (Nasdaq: SLXP) in various roles in medical affairs, product commercialization and business development until its acquisition by Bausch Health (Nasdaq: BHC). Prior to Salix, he was involved in various roles at Amgen Inc., Critical Therapeutics, Inc. and Sanofi (formerly Aventis). Mr. Appajosyula received his Bachelor of Science and Doctor of Pharmacy from Rutgers University. We believe Mr. Appajosyula is qualified to serve as a member of our Board of Directors because of his extensive experience in the biotechnology industry.

Board Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD SET FORTH IN THIS PROPOSAL 1.

EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers and their ages as of June 15, 2022, except for Mr. Milby, whose biography is included under the heading “Proposal 1: Election of Directors” set forth above:

Name	Age	Position(s)
Randy Milby	69	Chief Executive Officer and Chairman of the Board of Directors
Thomas Hess	58	Chief Financial Officer

Thomas Hess

Thomas Hess has served as our Chief Financial Officer since June 2021. In addition, since June 2021, Mr. Hess has served as a consulting Chief Financial Officer through Danforth Advisors and TH Advisors for various biotechnology companies. From August 2014 until June 2021, Mr. Hess served as Chief Financial Officer and Senior Vice President of Finance of Genomind, Inc, a pharmacogenetics company focused on mental health. From September 2011 until its sale in April 2014, Mr. Hess served as Chief Financial Officer and Executive Vice President of Finance of The Keane Organization, a comprehensive provider of unclaimed property services. Mr. Hess also previously served in various other capacities including, but not limited to, Chief Financial Officer and Senior Vice President of Yaupon Therapeutics, Inc.; Chief Financial Officer and Vice President, Finance of Adolor Corporation; Corporate Controller of Vicuron Pharmaceuticals, Inc.; and Senior Manager – Accounting and Audit of KPMG. Mr. Hess received his B.S. in accounting from The Pennsylvania State University and his MBA from Katz Graduate School of Business, University of Pittsburgh. He is a Certified Public Accountant in the state of Pennsylvania and serves on the Board of Directors of Life Sciences Pennsylvania as the audit committee chair.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to our principal executive officer, who we also refer to as our “named executive officer”, for the year ended December 31, 2021 and 2020.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Option awards ($)(2)	Total ($)
Randy Milby, President and	2021	(1)	-	-	973,401	973,401
Chief Executive Officer	2020	(3)	-	-	193,627	193,627

(1)	For fiscal year 2021, in lieu of base salary, Mr. Milby was compensated with stock options to purchase 18,939 shares of common stock per month through May 2021.

(2)	Reflects the aggregate grant date fair value of stock options granted during the fiscal year calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made by us in determining the grant date fair value of our equity awards see Note 6 to our audited consolidated financial statements for the year ended December 31, 2021 included elsewhere in this Annual Report on Form 10-K.

(3)	For fiscal year 2020, in lieu of base salary, Mr. Milby was compensated with stock options to purchase 7,575 shares of common stock per month.

Employment Agreements

Employment Agreement with Randy Milby

On January 1, 2019, we entered into an employment agreement with Randy Milby, to serve as our President and Chief Executive Officer. Pursuant to the employment agreement, Mr. Milby received an annual base salary of $200,000; provided, however, instead of base salary, Mr. Milby was to receive 75,757 shares of our common stock per year until funding met or exceeded $2,000,000 after which cash compensation would be paid. Mr. Milby was also eligible to receive an annual target bonus of up to 100% of the base salary, subject to achievements to be mutually agreed upon by our Board of Directors and Mr. Milby. Mr. Milby was also entitled to receive an annual grant of stock or stock options as determined by our Board of Directors, in its sole discretion, among other bonus payments based upon our capitalization. In January 2020, we amended the employment agreement pursuant to which Mr. Milby was to receive stock options to purchase 7,575 shares of common stock per month (at an exercise price based upon the most recent 409A valuation) effective January 1, 2020 until funding met or exceeded $3,000,000, after which time, cash compensation of $200,000 per year would be paid. In addition, if Mr. Milby raised more than $3,000,000, he would receive a grant of options to purchase up to 757,575 shares of our common stock at an exercise price of $4.88. Effective January 1, 2021, we further amended the employment agreement such that in lieu of base salary, Mr. Milby would receive stock options to purchase 18,939 shares of our common stock per month at an exercise price of $7.822 per share effective January 1, 2021 until funding meets or exceeds $5,000,000, after which time, cash compensation of $300,000 per year would be paid. The amendment also provided for a base salary of $435,000 after we received funding greater than $5,000,000, or we completed an initial public offering or similar transaction as set forth in the employment agreement. In addition, if Mr. Milby raised more than $5,000,000, he would receive a grant of stock options to acquire 757,575 shares of our common stock with an exercise price based upon the most recent 409A valuation. Subsequently, on January 20, 2021, we entered into a further amendment to the employment agreement pursuant to which Mr. Milby would receive a base salary of $200,000.

On June 1, 2021, we entered into an Amended and Restated Employment Agreement, as amended on September 24, 2021 (the “Amended and Restated Employment Agreement”), with Randy Milby pursuant to which Mr. Milby will continue to serve as our President and Chief Executive Officer. The term of the Amended and Restated Employment Agreement commenced upon the closing of our initial public offering and continues for a period of five years and automatically renews for successive one year periods at the end of each term unless either party provides written notice of their intent not to review at least 60 days prior to the expiration of the then effective term. Pursuant to the Amended and Restated Employment Agreement, Mr. Milby will receive an annual base salary of $485,000, which may be increased from time to time, and shall be eligible to receive an annual cash bonus equal to 55% of his then base salary based upon the achievement of Company and individual performance targets established by our board. In addition, in the first year in which our market capitalization (as defined in the Amended and Restated Employment Agreement) equals or exceeds (i) $250 million, Mr. Milby shall receive a cash payment of $150,000; (ii) $500 million, Mr. Milby shall receive a cash payment of $350,000; and (iii) $1 billion, Mr. Milby shall receive a cash payment of $750,000. Furthermore, on January 14, 2022, Mr. Milby was granted an option to purchase 757,575 shares of our common stock at an exercise price of $4.00 per share which shall vest over a 48 month period commencing 12 months after the date of grant. This shall be in addition to any additional equity-based compensation awards we may grant Mr. Milby from time to time.

Pursuant to the Amended and Restated Employment Agreement, Mr. Milby’s employment may be terminated (i) by us for Cause (as defined in the Amended and Restated Employment Agreement); (ii) upon Mr. Milby’s death; (iii) upon Mr. Milby’s Disability (as defined in the Amended and Restated Employment Agreement); (iv) or by Mr. Milby for Good Reason (as defined in the Amended and Restated Employment Agreement). In the event Mr. Milby’s employment is terminated, we shall pay Mr. Milby his then base salary through the last day of his employment, the reimbursement of expenses incurred on or prior to the termination date and any earned but unpaid bonus (collectively, the “Accrued Compensation”). In the event Mr. Milby’s employment is terminated as a result of his death or Disability, we shall pay Mr. Milby (i) the Accrued Compensation, (ii) his then base salary through the date which is 90 days after his death or Disability and (iii) such other or additional benefits as may be provided under our employee benefit plans, programs and arrangements (collectively, the “Plans”). In addition, all shares of our capital stock that are subject to vesting and all stock options that are scheduled to vest on or before the next succeeding anniversary of the effective date of the Amended and Restated Employment Agreement shall be accelerated and deemed to have vested as of the termination date. All shares and options that have not vested as of the date of termination shall be forfeited. Any stock options that have vested as of the termination date shall remain exercisable until the earlier of (i) 60 months after the termination date and (ii) the expiration date of the option (all payments to be paid upon Mr. Milby’s death or Disability are hereinafter referred to as the “Death and Disability Severance”). Any payments that shall be made to Mr. Milby as a result of his Disability shall be contingent upon Mr. Milby executing a general release within 21 days of separation from service.

In the event Mr. Milby’s employment is terminated for Cause, Mr. Milby shall receive (i) the Accrued Compensation and (ii) such other and additional benefits, if any, as may be required pursuant to the Plans, and all shares that have not vested as of the termination date shall be forfeited while all stock options that are vested as of the termination date shall remain exercisable for 90 days after such termination (all payments to be paid upon termination of Mr. Milby’s termination for Cause are hereinafter referred to as the “Cause Severance”). If Mr. Milby’s employment is terminated other than for death, Disability or Cause, including if Mr. Milby’s employment is terminated for Good Reason, then, subject to the execution of a separation agreement within 60 days from the separation of service, we shall pay Mr. Milby, (i) the Accrued Compensation, (ii) his then base salary and provide him with health benefits for a period of 12 months following the effective date of his separation from service and (iii) provide such other or additional benefits, if any, as may be provided under the Plans. Furthermore, all shares and stock options that have not vested as of the termination date shall be forfeited, and any stock options that have vested as of the termination date shall remain exercisable until the earlier of (i) 60 months following such termination and (ii) the termination date of such option (all payments to be paid upon Mr. Milby’s termination other than for death, Disability or Cause, including Good Reason, are hereinafter referred to as the “Other Severance” and together with the Death and Disability Severance and the Cause Severance, “Severance”). In the event Mr. Milby’s employment is terminated either (i) by us without Cause at any time within 12 months prior to the consummation of a Change of Control (as defined in the Amended and Restated Employment Agreement), (ii) by Mr. Milby for Good Reason at any time within 12 months after the consummation of a Change of Control or (iii) by us without Cause at any time upon or within 12 months after the consummation of a Change of Control, then Mr. Milby shall (A) be entitled to the acceleration and vesting in full of any then outstanding and unvested equity award, with options continuing to be exercisable for 60 months following termination (or, if earlier, their expiration date) and (B) all Severance; provided, however, that such Severance amount shall equal two times the sum of Mr. Milby’s then base salary and target bonus and the Severance period shall be 24 months.

Outstanding Equity Awards at December 31, 2021

The following table sets forth information concerning outstanding equity awards held by our named executive officer as of December 31, 2021.

		OPTION AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Randy Milby	6/20/2018	17,045	1,894	(1)	-		$13.200	6/20/2023
	9/20/2018	9,635	1,349	(2)	-		$13.200	9/20/2023
	7/31/2019	26,633	-		11,245	(3)	$0.0792	7/31/2024
	8/30/2019	-	189,393	(4)	-		$0.0792	8/30/2024
	9/17/2019	1,272	-		621	(5)	$2.6400	9/17/2024
	9/19/2019	1,272	-		621	(6)	$2.6400	9/19/2024
	11/5/2019	621	-		325	(7)	$2.6400	11/05/2024
	12/13/2019	5,721	-		1,854	(8)	$2.6400	12/13/2024
	12/31/2019	23,970	-		13,908	(9)	$2.6400	12/31/2024
	1/31/2020	7,575	-		-		$0.3142	1/31/2030
	2/29/2020	7,575	-		-		$0.3142	2/28/2030
	3/31/2020	7,575	-		-		$0.3142	3/31/2030
	4/30/2020	7,575	-		-		$0.3142	4/30/2030
	5/31/2020	7,575	-		-		$0.3142	5/31/2030
	6/30/2020	7,575	-		-		$0.3142	6/30/2030
	7/31/2020	7,575	-		-		$0.3142	7/31/2030
	8/31/2020	7,575	-		-		$0.3142	8/31/2030
	9/30/2020	7,575	-		-		$0.3142	9/30/2030
	10/31/2020	7,575	-		-		$3.8174	10/31/2030
	11/12/2020	7,575	-		-		$3.8174	11/12/2030
	11/12/2020	37,878	-		-		$3.8174	11/12/2030
	11/30/2020	7,575	-		-		$3.8174	11/30/2030
	12/31/2020	7,575	-		-		$3.8174	12/31/2030
	01/31/2021	18,939	-		-		$7.8223	01/31/2031
	02/01/2021	45,454	-		-		$7.8223	02/01/2031
	02/28/2021	18,939	-		-		$7.8223	02/28/2031
	03/31/2021	18,939	-		-		$7.8223	03/31/2031
	04/02/2021	37,878	-		-		$7.8223	04/02/2031
	04/30/2021	18,939	-		-		$7.8223	04/30/2031
	05/31/2021	18,939	-		-		$7.8223	05/31/2031

(1)	3,787 of the options vested on the date of grant (June 20, 2018), with the balance of the 15,152 options vesting over a period of 48 months thereafter.

(2)	3,787 of the options vested on date of grant (September 20, 2018), with the remaining 7,197 of the options vesting in equal installments over a period of 48 months.

(3)	25% of the options vested on the one year anniversary of the vesting starting date (July 31, 2019), with the remaining 28,409 of the options vesting in equal installments over a period of 48 months.

(4)	100% of the options shall vest on the completion of our IPO or a public listing via reverse merger with a public company. Our IPO closed on January 14, 2022, at which time 100% of the options vested.

(5)	25% of the options vested on the one year anniversary of the vesting starting date (September 17, 2019), with the remaining 1,420 of the options vesting in equal installments over a period of 48 months.

(6)	25% of the options vested on the one year anniversary of the vesting starting date (September 19, 2019), with the remaining 1,420 of the options vesting over a period of 48 equal monthly installments.

(7)	25% of the options vested on the one year anniversary of the vesting starting date (November 5, 2019), with the remaining 710 of the options vesting in equal installments over a period of 48 months.

(8)	3,787 of the options vested on the one year anniversary of the vesting starting date (December 13, 2019), with the remaining 3,788 of the options vesting in equal installments over a period of 48 months.

(9)	25% of the options vested on the one year anniversary of the vesting starting date (December 31, 2019), with the remaining 28,409 of the options vesting in equal installments over a period of 48 months.

Non-Employee Director Compensation

We did not compensate our non-employee directors for their service during the fiscal year ended December 31, 2021.

2017 Stock Incentive Plan

Our Board of Directors and our stockholders approved the 2017 Stock Incentive Plan (“2017 Plan”) on March 30, 2017, under which we may grant equity incentive awards in order to attract, motivate and retain the talent who are expected to make important contributions to the Company. The material terms of the 2017 Plan are summarized below.

Administration of the 2017 Plan: The 2017 Plan is administered by our Board of Directors. Our Board of Directors may delegate any or all of its powers under the 2017 Plan to one or more committees or subcommittees of the board (a “Committee”). All references in the 2017 Plan to the “Board” shall mean our Board of Directors or a Committee of our Board of Directors to the extent that the board’s powers or authority under the 2017 Plan have been delegated to such Committee. The Board shall have authority to grant awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2017 Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the 2017 Plan or any award in the manner and to the extent it shall deem expedient to carry the 2017 Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the 2017 Plan or in any award thereunder. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the 2017 Plan made in good faith.

Eligibility Participants: The 2017 Plan authorizes the grant of stock options, restricted stock, restricted stock units and/or other stock based awards to employees, officers, directors, individual consultants and advisors of the Company. The Board determines, in its sole discretion, who will receive awards under the 2017 Plan. Notwithstanding anything in the 2017 Plan or any award documentation to the contrary, for so long as the Company has elected Subchapter S status under Section 1362 of the Internal Revenue Code of 1986, as amended, no award shall be granted or exercised, as the case may be, if the result of such grant or exercise would result in the termination of such Subchapter S status, unless such grant or exercise, as the case may be, is consented to by all stockholders of the Company. Any such purported grant or exercise of an award that does not comply with the foregoing shall be void and have no legal force or effect and shall not be recognized on the books of the Company as effective.

Shares Available Under the 2017 Plan: The maximum number of shares of common stock that may be issued to participants under the 2017 Plan is 94,696, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the 2017 Plan for which the award is canceled, forfeited or expires again become available for grants under the 2017 Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the 2017 Plan.

Stock Options:

General: The Board has the authority to grant options to purchase shares of the Company’s common stock and determine the number of shares of the Company’s common stock to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

Exercise of Options: An option may be exercised only in accordance with the terms and conditions of the option agreement as established by the Board at the time of the grant. The option must be exercised by notice to the Company, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the Board, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination: Options, if not previously exercised, will expire on the expiration date established by the Board at the time of grant; provided that such term cannot exceed ten years and that such term of an incentive stock option granted to a holder of more than 10% of our voting stock cannot exceed five years. Options will terminate before the expiration date to the extent the vested portion of the option is not exercised within 3 months of the termination date if the holder’s service with us terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of service, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the Board and reflected in the agreement evidencing the award.

Restricted Shares and Restricted Stock Units: Eligible participants may be awarded grants of restricted stock units, which represent the right to receive shares of the common stock to be delivered when the common stock vests. The holders of restricted stock units will have none of the rights of a stockholder of the Company until such time or times as shares of the common stock have been issued to participant in settlement of the award. The Board shall determine the participants to whom and the time or times at which grants of restricted stock units shall be awarded, the number of units to be awarded to any participant, the conditions for vesting, the time or times within which such awards may be subject to forfeiture and restrictions on transfer and other terms and conditions of the awards. Each restricted stock unit shall at all times be equal in value to the fair market value of one share of the common stock of the Company.

Other Stock Based Awards: The Board may grant or sell other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, common stock or factors that may influence the value of such shares. In addition, the Board may grant unrestricted shares to eligible participants.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the Board. In the event of various changes to the capitalization of our Company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the Board to the number of shares covered by outstanding awards or to the exercise price of such awards. The Board is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our Company, including acceleration of vesting. Except as otherwise determined by the Board at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. The Board also has the authority, at any time, to discontinue the granting of awards. The Board also has the authority to alter or amend the 2017 Plan or any outstanding award or may terminate the 2017 Plan as to further grants, provided that no amendment will, without the approval of our stockholders, increase the number of shares available under the 2017 Plan or change the persons eligible for awards under the 2017 Plan. No amendment that would adversely affect any outstanding award made under the 2017 Plan can be made without the consent of the holder of such award.

2019 Stock Incentive Plan

Our Board of Directors and our stockholders approved the 2019 Stock Incentive Plan (“2019 Plan”) on July 24, 2019, under which we may grant equity incentive awards in order to attract, motivate and retain the talent who are expected to make important contributions to the Company. The material terms of the 2019 Plan are summarized below.

Administration of the 2019 Plan: The 2019 Plan is administered by our Board of Directors. Our Board of Directors may delegate any or all of its powers under the 2019 Plan to one or more committees or subcommittees of the board (a “Committee”). All references in the 2019 Plan to the “Board” shall mean our Board of Directorsor a Committee of our Board of Directors to the extent that the board’s powers or authority under the 2019 Plan have been delegated to such Committee. The Board shall have authority to grant awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2019 Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the 2019 Plan or any award in the manner and to the extent it shall deem expedient to carry the 2019 Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the 2019 Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the 2019 Plan made in good faith.

Eligibility Participants: The 2019 Plan authorizes the grant of stock options, restricted stock, restricted stock units and/or other stock based awards to employees, officers, directors, individual consultants and advisors of the Company.

The Board determines, in its sole discretion, who will receive awards under the 2019 Plan. Notwithstanding anything in the 2019 Plan or any award documentation to the contrary, for so long as the Company has elected Subchapter S status under Section 1362 of the Internal Revenue Code of 1986, as amended, no award shall be granted or exercised, as the case may be, if the result of such grant or exercise would result in the termination of such Subchapter S status, unless such grant or exercise, as the case may be, is consented to by all stockholders of the Company. Any such purported grant or exercise of an award that does not comply with the foregoing shall be void and have no legal force or effect and shall not be recognized on the books of the Company as effective.

Shares Available Under the 2019 Plan: The maximum number of shares of common stock that may be delivered to participants under the 2019 Plan is 3,901,512, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the 2019 Plan for which the award is canceled, forfeited or expires again become available for grants under the 2019 Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the 2019 Plan.

Stock Options:

General: The Board has the authority to grant options to purchase shares of the Company’s common stock and determine the number of shares of the Company’s common stock to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

Exercise of Options: An option may be exercised only in accordance with the terms and conditions of the option agreement as established by the Board at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the Board, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination: Options, if not previously exercised, will expire on the expiration date established by the Board at the time of grant; provided that such term cannot exceed ten years and that such term of an incentive stock option granted to a holder of more than 10% of our voting stock cannot exceed five years. Options will terminate before the expiration date to the extent the vested portion of the option is not exercised within 3 months of the termination date if the holder’s service with us terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of service, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the Board and reflected in the agreement evidencing the award.

Restricted Shares and Restricted Stock Units: Eligible participants may be awarded grants of restricted stock units, which represent the right to receive shares of the Company’s common stock to be delivered when the common stock vests. The holders of restricted stock units will have none of the rights of a stockholder of the Company until such time or times as shares of the common stock have been issued to participant in settlement of the award. The Board shall determine the participants to whom and the time or times at which grants of restricted stock units shall be awarded, the number of units to be awarded to any participant, the conditions for vesting, the time or times within which such awards may be subject to forfeiture and restrictions on transfer and other terms and conditions of the awards. Each restricted stock unit shall at all times be equal in value to the fair market value of one share of the common stock of the Company.

Other Stock Based Awards: The Board may grant or sell other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, common stock or factors that may influence the value of such shares. In addition, the Board may grant unrestricted shares to eligible participants.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the Board. In the event of various changes to the capitalization of our Company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the Board to the number of shares covered by outstanding awards or to the exercise price of such awards. The Board is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our Company, including acceleration of vesting. Except as otherwise determined by the Board at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. The Board also has the authority, at any time, to discontinue the granting of awards. The Board also has the authority to alter or amend the 2019 Plan or any outstanding award or may terminate the 2019 Plan as to further grants, provided that no amendment will, without the approval of our stockholders, increase the number of shares available under the 2019 Plan or change the persons eligible for awards under the 2019 Plan. No amendment that would adversely affect any outstanding award made under the 2019 Plan can be made without the consent of the holder of such award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2021 and December 31, 2020 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We are not otherwise a party to a related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

Convertible Promissory Notes

Commencing in May 2017, we entered into Subordinated Convertible Promissory Note Agreements with our Chief Executive Officer with respect to the issuance of convertible promissory notes in the aggregate principal amount of $2,804,318 and $2,031,236 as of December 31, 2021 and 2020, respectively. The convertible promissory notes accrued interest at a rate of 5% per annum. Unless earlier converted into shares of Equity Securities (as defined herein), the principal and accrued interest shall be due and payable by the Company on demand by the holder thereof at any time after the earlier of (i) the Maturity Date (as defined in each note) and (ii) the closing of the Next Equity Financing (as defined herein). “Equity Securities” means, subject to certain exceptions, the Company’s common stock, preferred stock and common stock and preferred stock equivalents. “Next Equity Financing” means the next sale (or series of related sales) by the Company of its Equity Securities from which the Company receives gross proceeds of not less than $5,000,000 for notes issued from 2017 through November 2020 and $7,500,000 for notes issued in December 2020 (including the aggregate amount of debt securities converted into Equity Securities upon conversion or cancellation of promissory notes). The principal amount of the notes together with interest accrued thereon will automatically be converted into the type of Equity Securities issued in the Next Equity Financing upon closing thereof. The number of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal amount together with interest accrued thereon by the lesser of (i) 80% of the price paid per Equity Security in the Next Equity Financing or (ii) an equity valuation of $25 million for notes issued from 2017 through November 2020 and $50 million for notes issued in December 2020.

On September 27, 2020, we agreed to provide our Chief Executive Officer Exchange Notes in exchange for Original Notes which were in default at such time by more than 90 days. The Original Notes had a principal of approximately $265,000 and accrued interest of $37,000 at December 31, 2019. As of September 27, 2020, the aggregate outstanding principal was approximately $265,000 and accrued interest (which included the default interest rate of 20% as described above) was approximately $71,000. The Exchange Notes took the then principal and accrued interest of the Original Notes and added an original issue discount of 37.5% to determine the new principal (which amounted to an aggregate of $537,968) of the Exchange Notes outstanding.

Effective October 1, 2020, all notes held by our Chief Executive Officer which matured, and were not repaid or converted, were rolled over on substantially the same terms as the original notes with a new two year term. Effective December 1, 2020, all notes held by our Chief Executive Officer which matured, and were not repaid or converted, were rolled over on substantially the same terms as the original notes with a new three year term. The principal amount of the notes together with interest accrued thereon will automatically be converted into the type of Equity Securities issued in the Next Equity Financing upon closing thereof.

Our IPO qualified as a Next Equity Financing and, on January 14, 2022, the notes were converted into an aggregate of 921,288 shares of our common stock.

On December 22, 2020, we issued Leonard Mazur, a member of our Board of Directors, a subordinated convertible promissory note in the principal amount of $300,000. The note accrues interest at 5% per annum and, unless earlier converted, matures upon the earlier of December 31, 2023 and the closing of the Next Equity Financing. The principal amount of the note together with any accrued interest thereon will automatically convert into the type of Equity Securities issued in the Next Equity Financing upon the closing thereof. The number of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal amount together with interest accrued thereon by the lesser of (i) 80% of the price paid per Equity Security in the Next Equity Financing or (ii) an equity valuation of $50 million. Our IPO qualified as a Next Equity Financing and, on January 14, 2022, the note was converted into an aggregate of 98,733 shares of our common stock.

Payments to the Chief Executive Officer

As of December 31, 2021 and 2020, we owed our Chief Executive Officer $200,000 and $200,000, respectively. The expenses were comprised of expenses paid by the Chief Executive Officer on behalf of our Company of $55,068 (which was converted into a convertible promissory note in 2020) and $200,000 for accrued compensation at December 31, 2019. At December 31, 2021 and 2020, the balance comprised $200,000 and $200,000, respectively, for accrued compensation.

Related Person Transaction Policy

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;
●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by:

●	each of our named executive officers;
●	each of our directors;
●	all of our current directors and named executive officers as a group; and
●	each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of the Record Date, pursuant to the exercise of options or warrants, vesting of common stock or conversion of preferred stock or convertible debt, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 11,604,970 shares of common stock issued and outstanding as of the Record Date.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Hillstream BioPharma, Inc., 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage
Directors and Named Executive Officers:
Randy Milby	3,292,965	(1)	27.53%
Leonard Mazur	132,065	(2)	1.16%
Lynne Bui	26,924	(3)	*
Sireesh Appajosyula	1,378,279	(4)(5)	12.08%
All Named Executive Officers and Directors as a Group (4 persons)	4,830,233		40.10%
5% or Greater Stockholders:
Highpoint Pharmaceuticals LLC (5)	972,222		8.55%
Kufe LLC (6)	842,317		7.41%
Donald Kufe	843,263	(6)(7)	7.42%
Surender Kharbanda	722,602	(8)	6.36%
Varinder Kaur	653,059		5.75%
Bearing Circle Capital LLC (9)	636,008		5.60%
Sandeep Laumas	668,174	(9)(10)	5.88%

* Represents less than 1%.

(1)	Represents (i) 2,694,013 shares of common stock and (ii) 598,952 shares of common stock issuable upon exercise of options. Excludes 780,382 shares of common stock issuable upon exercise of options which are subject to vesting.

(2)	Represents (i) 123,733 shares of common stock and (ii) 8,332 shares of common stock issuable upon exercise of options. Excludes options to purchase up to 41,668 shares of common stock issuable upon exercise of options which are subject to vesting.

(3)	Represents 26,924 shares of common stock issuable upon exercise of options. Excludes options to purchase up to 42,015 shares of common stock issuable upon exercise of options which are subject to vesting.

(4)	Represents (i) 46,210 shares of common stock issuable upon exercise of options, (ii) 284,090 shares of common stock, (iii) 972,222 shares of common stock held by Highpoint Pharmaceuticals LLC and (iv) 75,757 shares of common stock held by Mercer Lake Group LLC. Excludes options to purchase up to 41,668 shares of common stock issuable upon exercise of options which are subject to vesting.

(5)	Sireesh Appajosyula is the Managing Member of each of Highpoint Pharmaceuticals LLC and Mercer Lake Group LLC and in such capacity has the right to vote and dispose of the securities held by such entities. The address of Highpoint Pharmaceuticals LLC is 16192 Coastal Highway Lewes, DE 19958. The address of Mercer Lake Group LLC is 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807.

(6)	Donald Kufe is the Managing Director of Kufe LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Kufe LLC is 179 Grove Street, Wellesley, MA 02482.

(7)	Represents (i) 842,317 shares of common stock held by Kufe LLC and (ii) 1,778 shares of common stock issuable upon exercise of options held by Donald Kufe. Excludes options to purchase up to 4,168 shares of common stock issuable upon exercise of options which are subject to vesting.

(8)	Represents (i) 721,240 shares of common stock and (ii) 1,362 shares of common stock issuable upon exercise of options. Excludes options to purchase up to 2,084 shares of common stock issuable upon exercise of options which are subject to vesting.

(9)	Sandeep Laumas is the Managing Member of Bearing Circle Capital LLC and in such capacity has the right to vote and dispose of the securities held by such entity.

(10)	Represents (i) 32,166 shares of common stock and (ii) 636,008 shares of common stock held by Bearing Circle Capital LLC.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING

DECEMBER 31, 2022

The Board has appointed Mayer Hoffman McCann P.C. (“MHM”) to serve as our independent registered public accounting firm for the year ending December 31, 2022. MHM has acted as our principal accountant since 2020 and served as our independent registered public accounting firm for the fiscal year ended December 31, 2021.

A representative of MHM is expected to be present via telephone conference at the Annual Meeting. He or she will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Our Audit Committee retains our independent registered public accounting firm and approves in advance all audit and non-audit services performed by this firm and any other auditing firms. Although management has the primary responsibility for the financial statements and the reporting process including the systems of internal control, the Audit Committee consults with management and our independent registered public accounting firm regarding the preparation of financial statements and the adoption and disclosure of our critical accounting estimates and generally oversees the relationship of the independent registered public accounting firm with the Company. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, relating to their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

It is the responsibility of our management to determine that our financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles. It is the responsibility of our independent registered public accounting firm to conduct the audit of our financial statements and disclosures. In giving its recommendation to the Board that our audited financial statements for the year ended December 31, 2021 be included in our Annual Report on Form 10-K for the year ended December 31, 2021, the Audit Committee has relied on: (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States; and (2) the report of our independent registered public accounting firm with respect to such financial statements.

Principal Accountant Fees and Services

Substantially all of MHM personnel, who work under the control of MHM shareholders, are employees of wholly-owned subsidiaries of CBIZ, Inc., which provides personnel and various services to MHM in an alternative practice structure. The aggregate fees billed to us by MHM, our independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows:

	2021	2020

Audit fees	$343,323	$120,238
Audit related fees	-	-
Tax fees	-	-
All other fees	-	-
Total	$343,323	$120,238

Audit Fees: Audit fees consist of fees billed for the professional services rendered to us for the audit of our annual consolidated financial statements for the years ended December 31, 2021 and 2020, reviews of the quarterly financial statements during the periods, the issuance of consent and comfort letters in connection with registration statement filings, and all other services that are normally provided by the accounting firm in connection with statutory and regulatory filings and engagements.

Audit-Related Fees: Fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit of the financial statements.

Tax Fees: Fees for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees: All other fees billed by the auditor for products and services not included in the foregoing categories.

Approval Policies and Procedures

In February 2022, our Board of Directors approved all audit and permitted non-audit services provided by our independent registered public accounting firm. In the fiscal years ended December 31, 2021 and 2020, all of the services performed by our independent registered public accounting firm were pre-approved by our Board of Directors.

Vote Required

The selection of our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, we are submitting this matter to the stockholders as a matter of good corporate governance. Even if the appointment is ratified, the Board may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified, the Board will reconsider whether or not to retain MHM.

The affirmative vote of a majority of the shares (by voting power) present in person at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting is required to approve the ratification of the appointment of MHM as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF MAYER HOFFMAN MCCANN P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference future filings, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.

The Audit Committee is comprised of two independent directors (as defined under Nasdaq Listing Rule 5605(a)(2)). The Audit Committee operates under a written charter, which is available on the Company’s website at www.hillstreambio.com.

The Audit Committee has reviewed and discussed with management and the Company’s auditors, the Company’s audited financial statements as of and for the fiscal year ended December 31, 2021.

The Audit Committee has discussed with Mayer Hoffman McCann P.C., the Company’s independent registered public accounting firm, the matters as required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from Mayer Hoffman McCann P.C. required by applicable requirements of the PCAOB regarding Mayer Hoffman McCann P.C.’s communications with the Audit Committee concerning independence, and has discussed with Mayer Hoffman McCann P.C. their independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
Leonard Mazur
Lynne Bui

OTHER MATTERS

We have no knowledge of any other matters that may come before the Annual Meeting and do not intend to present any other matters. However, if any other matters shall properly come before the Annual Meeting or any adjournment or postponement thereof, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

ADDITIONAL INFORMATION

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or proxy materials, please notify your broker or call our Secretary at (908) 955-3140 , or submit a request in writing to our Secretary, Hillstream BioPharma, Inc., 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807. Stockholders who currently receive multiple copies of the Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Annual Reports on Form 10-K

Additional copies of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2021 may be obtained without charge by writing to the Secretary, Hillstream BioPharma, Inc., 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807.

By Order of the Board of Directors

/s/ Randy Milby
Randy Milby
Chairman of the Board of Directors and Chief Executive Officer

June 17, 2022

HILLSTREAM BIOPHARMA, INC.

PROXY FOR ANNUAL MEETING TO BE HELD ON AUGUST 8, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Randy Milby as proxy to represent and to vote all of the shares of common stock of Hillstream BioPharma, Inc. (the "Company"), which the undersigned would be entitled to vote, at the Company's Annual Meeting of Stockholders to be held on August 8, 2022 and at any adjournments thereof, subject to the directions indicated on this Proxy Card.

In his discretion, the proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR THE PROPOSAL LISTED BELOW.

This proxy is governed by the laws of the State of Delaware.

IMPORTANT—This Proxy must be signed and dated below.

THIS IS YOUR PROXY
YOUR VOTE IS IMPORTANT!

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Hillstream BioPharma, Inc. to be held at Hillstream BioPharma's offices located at 1200 Route 22 East, Suite 2000, Bridgewater, NJ 08807, on August 8, 2022, beginning at 9:00 a.m. EDT.

Please read the proxy statement which describes the proposals and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 and 2

1. Election of Directors
   Nominees.

	FOR	AGAINST	ABSTAIN
01. Randy Milby	☐	☐	☐
02. Leonard Mazur	☐	☐	☐
03. Lynne A. Bui	☐	☐	☐
04. Sireesh Appajosyula	☐	☐	☐

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.

Date: ______________________________

Signature: ______________________________

Name (printed): ______________________________

Title: ______________________________

Voting Instructions

You may vote your proxy in the following ways:

- Via Internet:
  - Login to https://ipst.pacificstocktransfer.com/pxlogin
  - Enter your control number (12 digit number located below)

- Via Mail:

Pacific Stock Transfer Company
6725 Via Austi Parkway
Suite 300
Las Vegas, Nevada 89119

CONTROL NUMBER

You may vote by Internet 24 hours a day, 7 days a week. Internet voting is available through 11:59 p.m. EDT time, on August 7, 2022.